UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2010

Denmark Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-21554	39-1472124
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 East Main Street

PO Box 130

Denmark, WI 54208-0130

(Address of principal executive offices)(Zip Code)

920-863-2161

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Company enters into deferred compensation agreement with officer.

Effective on April 6, 2010, the Board of Directors of Denmark State Bank ("DSB") entered into an unfunded nonqualified deferred compensation agreement (the "Agreement") with John P. Olsen, Chief Executive Officer of DSB. DSB is the wholly-owned subsidiary bank of Denmark Bancshares, Inc.

Pursuant to the Agreement, Mr. Olsen is entitled to receive a stay bonus in the amount of up to $100,000 ("Stay Bonus"), payable in January 2014, in exchange for his continued employment with DSB. Mr. Olsen will earn $25,000 of his Stay Bonus on January 1 of each year beginning January 1, 2011 through January 1 2014 provided that he continues to be employed by DSB on such date. Termination of Mr. Olsen's employment by DSB without "Cause" or by Mr. Olsen with "Good Reason" (each as defined in the Agreement) shall entitle Mr. Olsen to the entire Stay Bonus.

Also pursuant to the Agreement, Mr. Olsen is restricted from competing with DSB or using any of DSB's "Confidential Information" or "Trade Secrets" (each as defined in the Agreement) during the term of his employment with DSB and for a period of eighteen months thereafter, and from soliciting, recruiting or offering employment to any of DSB's then current employees during the term of his employment with DSB and for a period of twelve months thereafter.

A copy of the plan is furnished as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Deferred Compensation Agreement with John P. Olsen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denmark Bancshares, Inc.
Date: April 8, 2010	/s/ Dennis J. Heim
Dennis J. Heim
Vice President and Treasurer,
Principal Financial and
Accounting Officer